Exhibit 99.1

Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., June 25, 2020 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent company for The Bank of South Carolina, declared a quarterly cash dividend of $0.16 per share to shareholders of record July 7, 2020, payable July 31, 2020. This represents the 123rd quarterly cash dividend paid to shareholders – representing over 30 years of rewarding our shareholders.

Fleetwood S. Hassell, President and Chief Executive Officer, stated, "Last month, we were proud to be recognized by the American Banker magazine in its report on banks under $2 billion in assets as the #25 bank in the nation for three-year return on average equity. In addition, we were recently ranked the #1 South Carolina bank by the Financial Management Consultant Group based on overall performance. We are pleased, once again, to declare this quarterly dividend."

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500